Exhibit 8.4

[Letterhead of Sullivan & Cromwell LLP]

May 14, 2013

FI CBM Holdings N.V.

Cranes Farm Road

Basildon

Essex SS14 3AD

United Kingdom

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to FI CBM Holdings N.V., a Dutch public limited liability company (naamloze vennootschap) (“DutchCo”) in connection with the proposed mergers of each of Fiat Industrial S.p.A., an Italian joint stock company (Società per Azioni) (“Fiat Industrial”), and CNH Global N.V., a Dutch public limited liability company (naamloze vennootschap) (“CNH”), with and into DutchCo, and of Fiat Netherlands Holding N.V., a Dutch public limited liability company (naamloze vennootschap) (“FNH”), with and into Fiat Industrial (together, the “Merger”), pursuant to the terms and conditions of the Merger Agreement (the “Merger Agreement”) dated as of November 25, 2012 among Fiat Industrial, FNH, CNH and DutchCo. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement (defined below).

At your request, and in connection with the filing of the Registration Statement on Form F–4 of DutchCo (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning United States federal income tax matters. In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement), (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties referred to in the Merger Agreement and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective time of the CNH Merger (the “Effective Time”) and thereafter (where relevant), (iii) any statements made in the Merger Agreement or the Registration Statement regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the Merger Agreement are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the caption “Material U.S. Federal Income Tax Consequences” subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP